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                                                                     EXHIBIT 5.1

                                  June 1, 2001



Centerstate Banks of Florida, Inc.
7722 State Road 544 East, Suite 205
Winter Haven, FL 33881

         Re:      Centerstate Banks of Florida, Inc.
                  Officers' and Employees' Stock Option Plan
Gentlemen:

         We have acted as counsel to Centerstate Banks of Florida, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 365,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), to be offered pursuant to the above-referenced stock option plan (the "Plan").

         In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and

         2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.


                                    Very truly yours,

                                    Smith, Mackinnon, Greeley, Bowdoin, Edwards,
                                    Brownlee & Marks, P.A.



                                    By: /s/ John P. Greeley
                                        ----------------------------------------
                                            John P. Greeley




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